Exhibit 99.1

Socket Mobile Reports Second Quarter 2026 Results

FREMONT, Calif., – July 30, 2026 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading provider of data capture and delivery solutions for enhanced workplace productivity, today reported financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”) for the three and six months ended June 30, 2026.

Second Quarter 2026 Financial Highlights:

•	Revenue of $3.0 million, reflecting a 25% decrease compared to $4.0 million for the prior year’s quarter, and an 18% sequential decrease compared to $3.7 million for the preceding quarter.

•	Gross margin of 46.4% versus 49.9% in the prior year’s quarter and 51.3% in the preceding quarter.

•	Operating expenses of $2.6 million, compared to $2.7 million in the prior year period and the preceding quarter.

•	Operating loss amounted to $1,195,000, compared to a $677,000 loss in the prior year’s quarter, and a loss of $760,000 in the preceding quarter.

•	Cash balance as of June 30, 2026, was approximately $1.6 million, slightly lower from $1.7 million at March 31, 2026.

"Our second-quarter results reflect the continued challenges in the retail market," said Dave Holmes, President and Chief Executive Officer. "While market conditions remain uncertain, we continue to focus on supporting our customers, executing our strategic priorities, and managing our business with financial discipline. We expect our cost management initiatives to continue throughout the remainder of the year as we align our operating expenses with current business conditions while maintaining our ability to support future growth opportunities."

The Company continues to focus on expanding opportunities for its data capture solutions across multiple vertical markets while maintaining disciplined expense management. Management believes these actions position the Company to respond effectively as customer demand improves.

Conference Call

Management of Socket Mobile will hold a conference call today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. Please attend the conference call using the information below:

Join Online: https://v.ringcentral.com/join/745700078
Meeting ID: 745700078

Dial-In: +1 (267) 930-4000
Access Code / Meeting ID: 745700078

International Dial-In Numbers: https://v.ringcentral.com/teleconference

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode-enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless readers/writers. Mobile Applications servicing the specialty retailer, field service, digital ID, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Fremont, Calif., and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on LinkedIn, Twitter, and keep up with our latest News and Updates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution, and market acceptance of the products, and statements predicting trends, sales, market conditions, and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket Mobile is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2026, Socket Mobile, Inc. All rights reserved.

– Financial tables to follow –

Socket Mobile, Inc.

Condensed Summary Statements of Operations (Unaudited)

(Amounts in thousands except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Revenue	$3,033	$4,042	$6,734	$8,008
Cost of revenue	1,625	2,024	3,428	3,992
Gross margin	1,408	2,018	3,306	4,016
Gross margin percent	46.4%	49.9%	49.1%	50.2%
Research & development	1,053	1,101	2,143	2,233
Sales & marketing	809	1,025	1,711	2,131
General & administrative	741	569	1,407	1,223
Total operating expenses	2,603	2,695	5,261	5,587
Operating loss	(1,195)	(677)	(1,955)	(1,571)
Interest expense, net	(151)	(115)	(291)	(215)
Income tax benefit (expense)	—	—	—	—
Net loss	$(1,346)	$(792)	$(2,246)	$(1,786)
Net loss per share:
Basic	$(0.16)	$(0.10)	$(0.27)	$(0.23)
Fully diluted	$(0.16)	$(0.10)	$(0.27)	$(0.23)
Weighted average shares outstanding:
Basic	8,245	7,937	8,190	7,884
Fully diluted	8,245	7,937	8,190	7,884

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	(Unaudited) June 30, 2026	December 31, 2025*
Cash	$1,605	$2,032
Accounts receivable	1,170	1,711
Inventories	3,820	4,221
Deferred costs on shipments to distributors	111	122
Other current assets	548	548
Property and equipment, net	1,771	2,125
Intangible assets, net	1,241	1,305
Operating leases right-of-use assets	1,818	2,087
Other long-term assets	286	286
Total assets	$12,370	$14,437
Accounts payable and accrued liabilities	$1,733	$2,023
Subordinated convertible notes payable, net of discount	350	400
Subordinated convertible notes payable, net of discount-related party	5,490	5,083
Deferred revenue on shipments to distributors	304	336
Deferred service revenue	102	28
Operating lease liabilities	2,008	2,289
Total liabilities	$9,987	$10,159
Common stock	70,220	69,870
Accumulated deficit	(66,799)	(64,554)
Treasury stock	(1,038)	(1,038)
Total equity	$2,383	$4,278
Total liabilities and equity	$12,370	$14,437

*Derived from audited financial statements.

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